Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

For Immediate Release

July 30, 2009

Cummins reports solid profit and strong cash flow in second quarter despite continued global recession

-- Company reaffirms its sales and profit guidance for 2009 –

COLUMBUS, IN -- Cummins Inc.  (NYSE: CMI) today reported lower sales and profit in the second quarter 2009 compared to its record performance during the same period in 2008 as the global recession continued to dampen demand around the world.  Compared to the first quarter, the Company increased its profit and improved cash flow on essentially flat sales, as a result of its ongoing efforts to reduce costs and align manufacturing capacity to the lower demand.

Sales for the quarter were $2.43 billion, 37 percent lower than $3.89 billion in the second quarter of 2008. Earnings Before Interest and Taxes were $109 million, or 4.5 percent of sales, compared to $469 million, or 12.1 percent of sales, in the second quarter 2008. Net income attributable to Cummins Inc. was $56 million, or $0.28 a share, down from $293 million, or $1.49 a share, a year ago.

The second quarter results include a $7 million charge associated with the cost of job-reduction actions taken at several Company manufacturing facilities during the quarter. Excluding the charge, EBIT was $116 million, or 4.8 percent of sales, and net income attributable to Cummins Inc. was $60 million, or $0.30 a share.

 “The economic climate continues to be extremely challenging, and we are managing our business under the assumption that we won’t see any recovery in our markets in 2009,” said Cummins Chairman and Chief Executive Officer Tim Solso. “Still, our aggressive efforts to reduce costs and align manufacturing capacity with demand have allowed us to perform well under the circumstances and to position ourselves to emerge from the downturn an even stronger company.”

The decline in profitability was primarily due to the sharply lower volumes. The Engine and Components segments continue to see the most severe reductions in demand, while the pace of the sales decline in the Power Generation segment increased rapidly in the quarter. Profitability in all three segments was significantly affected by the lower volumes.

Despite significant weakness in almost all end-markets and geographic regions, the Company improved its profitability from the first quarter, which – along with a significant reduction in inventory - contributed to the positive cash flow of $181 million in the quarter.

The Company continued to make capital expenditures on the most critical projects, especially those associated with the launch of new emission-compliant products in 2010 and with fuel economy improvements.

“Cash management remains a top priority for the Company this year,” said Pat Ward, Chief Financial Officer. “And, despite the challenging economic conditions, the Company generated significant positive cash flow and did not need to use any of its $1.1 billion credit facility.”

At the end of the second quarter the Company had $534 million in available cash and cash equivalents, compared to $353 million at the end of the first quarter and $426 million at the beginning of 2009.

Based on the second quarter results and Company forecasts for the remainder of the year, Cummins today reaffirmed its sales and profit guidance for 2009. The Company still expects 2009 sales to be slightly more than 30 percent lower than 2008 and anticipates EBIT of 5 percent of sales for the year, excluding the restructuring charges.

Second quarter details (all comparisons are to same period in 2008)

Engine Segment

  Sales - $1.31 billion, down 45 percent
  Segment EBIT - $4 million loss (negative 0.3 percent of sales), compared to a $221 million profit (9.3 percent of sales)

  Heavy-duty sales down 41 percent; medium-duty down 43 percent; light-duty/RV down 54 percent; industrial down 45 percent

  Sales declined sharply in nearly every geographic market due to the global recession

Power Generation

  Sales - $610 million, down 35 percent
  Segment EBIT - $41 million (6.7 percent of sales), down 64 percent from $115 million (12.3 percent of sales)
  Commercial product sales down 35 percent; commercial projects down 59 percent; Consumer products down 48 percent; Alternators down 24 percent
  Commercial markets most affected by economic slowdown in Europe, Middle East and Latin America; Consumer decline led by continued weakness in the North American marine and RV markets

Components

  Sales - $502 million, down 41 percent
  Segment EBIT - $10 million loss (negative 2.0 percent of sales), compared to a $77 million profit (9.0 percent of sales)
  Turbochargers down 50 percent; Filtration down 37 percent; Emission Solutions down 22 percent; Fuel Systems down 54 percent
  Sales and profit decline driven primarily by large volume drop from OEM customers in North America and Europe

Distribution

  Sales - $463 million, down 20 percent
  Segment EBIT - $55 million (11.9 percent of sales), down 19 percent from $68 million (11.7 percent of sales)
  Unfavorable foreign currency movements had a significant impact on sales – 9 percentage points
  Improved Segment EBIT margin from 7 percent increase in joint venture earnings

Joint Ventures

  Total income - $57 million, down 17 percent from second quarter 2008, but up $24 million (73 percent) from the first quarter 2009
  Engine JV income down $15 million (47 percent) primarily as a result of large demand declines in on-highway markets in China
  All other segment JVs reported flat or modestly higher profits compared to second quarter 2008

Presentation of Non-GAAP Financial Information

EBIT and Net income and diluted earnings per share (EPS) attributable to Cummins Inc. excluding restructuring charges are non-GAAP measure used in this release.  Each is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.